Exhibit 23(h)(6)

AMENDED AND RESTATED SERVICES AGREEMENT

THIS AMENDED AND RESTATED SERVICES AGREEMENT (“Agreement”) dated as of December 23, 2005, and amended and restated as of November 20, 2008, by and between ALPS Distributors, Inc. (“Distributor”), a Colorado corporation having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203 and AARP Financial Incorporated (“AARP Financial”), a Delaware corporation having its principal place of business at Two Highwood Drive, 2nd Floor, Tewksbury Massachusetts 01876.

W I T N E S E T H:

WHEREAS, AARP Funds (“Trust”) is an open-end, management investment company registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (“1940 Act”), and whose shares are registered with the SEC under the Securities Act of 1933, as amended;

WHEREAS, the Trust has separate series of shares (“Funds”), as set forth in Schedule A, as such may be amended from time to time to reflect the addition of new Funds or the termination of then-existing Funds;

WHEREAS, the Trust has adopted a Distribution and Shareholder Servicing Plan in accordance with Rule 12b-1 under the 1940 Act (“Rule 12b-1 Plan”), which authorizes payments by the Funds for the provision of certain distribution and shareholder services;

WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended, and is a member of the National Association of Securities Dealers, Inc.;

WHEREAS, the Trust and Distributor have entered into a Distribution Agreement dated as of December 23, 2005 (“Distribution Agreement”), pursuant to which the Distributor serves as the distributor for the Funds;

WHEREAS, the Distributor has entered into a AARP Trademark License Agreement dated as of December 30, 2005 with AARP, pursuant to which AARP granted the Distributor the right to license and sub-license AARP’s name, logo, and member data as used in connection with the Funds (“AARP Intellectual Property”);

WHEREAS, the Distribution Agreement and the Rule 12b-1 Plan authorize the Distributor to finance such activities as it deems reasonable and that are primarily intended to result in the sale of the Funds’ shares, including, but not limited to, personal services, advertising, compensation of underwriters, dealers and sales personnel, the printing and mailing of prospectuses to other than current shareholders, and the printing and mailing of sales literature;

WHEREAS, the Distributor has determined to retain AARP Financial to provide certain administrative, consulting, supervisory, ministerial and other services to assist the Distributor in its activities, as set forth in this Agreement, and AARP Financial wishes to provide such services;

WHEREAS, the Trust also has authorized the Distributor in the Distribution Agreement to retain one or more persons to provide the services contemplated by the Rule 12b-1 Plan to holders or beneficial owners of the Funds’ shares (“Shareholders”);

WHEREAS, the Distributor wishes to retain AARP Financial to provide such shareholder services to Shareholders, and AARP Financial wishes to provide such services; and

WHEREAS, the Trademark License Agreement provides for oversight and monitoring of the AARP Intellectual Property by AARP Financial.

NOW, THEREFORE, the Distributor and AARP Financial hereby agree as follows:

1.                                       Appointment.  AARP Financial agrees that it will perform the services specified in this Agreement for the compensation provided for in this Agreement.

2.                                       Services to be Performed.

2.1.                              Distribution Support Services.  AARP Financial shall provide, or cause its agents to provide, any combination of the following services (“Distribution Support Services”):  (a) the development, formulation and implementation of marketing and promotional activities, including direct mail promotions and media advertising; (b) the preparation, printing and distribution of prospectuses, statements of additional information, reports and supplements thereto to potential shareholders; (c) the preparation, printing and distribution of sales literature; and (d) distribution support services.

2.2                                 Shareholder Support Services.  AARP Financial shall provide, or cause its agents to provide, any combination of the following services (“Shareholder Support Services”), as AARP Financial is permitted by laws, rules and regulations to provide and as the parties may agree to from time to time:  (a) personal services and/or the maintenance of shareholder accounts; (b) aggregating and processing purchase and redemption orders; (c) providing Shareholders with statements showing their positions in the Funds; (d) processing dividend payments; (e) providing sub-accounting services for Fund shares held beneficially; (f) preparing, printing and distributing prospectuses, statements of additional information, reports and supplements thereto to existing shareholders; and (g) receiving, tabulating and transmitting proxies executed by Shareholders.

2.3                                 Other Services.  AARP Financial shall approve the use of AARP Intellectual Property by the Distributor and the Funds, including its use on any member communication concerning the Funds, such as advertising, correspondence, promotional material, Web site design and copy, press releases and inserts for AARP member kits.  (The Distribution Support Services, Shareholder Support Services and other services performed under this Agreement are referred to herein collectively as “Services”).

2.4.                              Subcontracting by AARP Financial.  AARP Financial may subcontract for the performance of some or all of the (1) Distribution Support Services and other services performed under this Agreement with any person who is an affiliate of AARP Financial and (2) Shareholder Support Services to financial intermediaries: (a) who are record owners of Fund shares; (b) with whom Shareholders have established an account that invests in shares; or (c) who otherwise provide Shareholder Support Services to Shareholders.  Such financial intermediaries may include, without limitation, any person who is an affiliate of AARP Financial.

2.5.                              Provision of Services.  AARP Financial shall perform the Services in a professional and competent manner and shall provide such office space and equipment, telephone facilities, and personnel (which may be any part of the space, equipment, and facilities currently used in AARP Financial’s business, or any personnel employed by AARP Financial) as may be reasonably necessary or beneficial in order to provide such services.  In addition, AARP Financial will furnish such information to the Distributor, the Trust, the Board of Trustees of the Trust, or their designees as they may reasonably request concerning the provision of the Services, and will otherwise cooperate with the Distributor, the Trust, the Board of Trustees and their designees (including, without limitation any auditors or counsel designated by the Trust or its board members).

3.                                       Fees.  As full compensation for providing the Services and for incurring expenses in providing the Services, the Distributor shall pay AARP Financial a fee at an annual rate with respect to the average daily net asset values of each Fund’s shares, as set forth on Schedule A to this Agreement. This fee will be computed daily and will be payable monthly in arrears.

4.                                       Information Pertaining to the Shares; Etc.  No person is authorized to make any representations concerning the Trust, the Funds or their shares except those representations contained in the applicable Fund’s then-current Prospectus and Statement of Additional Information and in such sales materials or other printed information as the Trust or the Distributor may approve.  During the term of this Agreement, the Distributor agrees to furnish AARP Financial with current copies of all Prospectuses, Statements of Additional Information, proxy statements, proxy solicitation materials, reports to shareholders, and other material the Trust or its agents will distribute to Shareholders of each Fund.

5.                                       Security.  AARP Financial represents and warrants that (a) the various procedures and systems that it has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause any Trust or Distributor records and other data and AARP Financial’s records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and (b) it will make such changes in such procedures and systems that, from time to time, in its good faith judgment are required for the secure performance of its obligations hereunder.

6.                                       Compliance with Laws; Etc.  AARP Financial represents, warrants, covenants and agrees that it shall comply with all applicable laws, rules and regulations, the provisions of its organizational documents and all material contractual obligations binding upon it.

7.                                       Force Majeure.  AARP Financial shall not be liable or responsible for any loss, interruption, delay or error by reason of circumstances beyond its reasonable control (which includes but is not limited to, acts of civil or military authority, national emergencies, labor difficulties, fire, equipment failure, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, terrorism, riots or failure of communication or power supply), provided that any such loss, interruption, delay or error is not caused by the willful misfeasance, bad faith or negligence of AARP Financial, its officers, employees or agents in the performance of AARP Financial’s duties and obligations under this Agreement or from the reckless disregard by AARP Financial, its officers, employees or agents of AARP Financial’s duties or obligations under this Agreement, and further provided that (1) AARP Financial has implemented and maintains a business continuity plan that is deemed to be reasonable and appropriate by the Distributor and Board, (2) the business continuity plan complies with applicable laws, rules and regulations, and (3) AARP Financial uses its best efforts to mitigate losses to the Distributor and Funds.

8.                                       Indemnification.  Each party to this Agreement shall indemnify and hold harmless the other party to this Agreement against all losses, claims, damages, liabilities or expenses (including reasonable fees and disbursements of counsel) from any claim, demand, action or suit arising out of or in connection with the indemnifying party’s failure to comply with applicable laws, rules and regulations in connection with performing its obligations under this Agreement or material breach of the terms of this Agreement. The indemnities granted by the parties in this Section 8 shall survive the termination of this Agreement.

9.                                       Insurance.  Each of the parties shall maintain reasonable insurance coverage against any and all liabilities that may arise in connection with the performance of this Agreement.

10.                                 Further Assurances.  Each party agrees to perform such further acts and execute further documents as are necessary to effectuate the purposes hereof.

11.                                 Termination.  This Agreement shall become effective on November 20, 2008 and, unless sooner terminated as provided herein, shall continue for a period of one year. Thereafter, if not terminated, this Agreement shall continue automatically for successive one year terms, provided that such continuance is specifically approved at least annually by the vote of the Board of Trustees of the Trust and a majority of those members of the Trust’s Board of Trustees who are not parties to this Agreement, are not interested persons of the Trust and do not have any direct or indirect financial interest in the operation of the Rule 12b-1 Plan or any agreements related to the Rule 12b-1 Plan (“Independent Trustees”).  This Agreement may be terminated without penalty with respect to a Fund, on not less than 60 days’ prior written notice, by the Distributor, AARP Financial, the Independent Trustees or by a vote of a majority of the outstanding voting securities of the Fund. The termination of this Agreement with respect to one Fund shall not result in the termination of this Agreement with respect to any other Fund.  This Agreement will also terminate automatically in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested person” and “assignment” shall have the same meanings ascribed to them in the 1940 Act.)

12.                                 Privacy.  AARP Financial acknowledges and agrees on behalf of itself and its directors, officers and employees that it may receive from financial intermediaries, Shareholders or the Funds non-public personal information, or access to non-public personal information, about persons who are “customers” or “consumers” of the Funds or Distributor, as all such terms not defined in this Agreement are defined under Regulation S-P (17 CFR 248.1 - 248.30) (collectively, “Shareholder Information”).  AARP Financial shall not disclose such Shareholder Information to any other person or entity or use such Shareholder Information other than to carry out the purposes of this Agreement, and as otherwise permitted by applicable laws, rules and regulations.

13.                                 Non-Exclusivity.  Nothing in this Agreement shall limit or restrict the right of AARP Financial to engage in any other business or to render services of any kind to any other corporation, firm, individual or association, provided that such other business or services do not materially impact the ability of AARP Financial to provide the Services.

14.                                 Changes; Amendments.  This Agreement may be amended only by mutual written consent.

15.                                 Notices.  Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by (i) telecopier (fax) or (ii) registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice:

if to the Distributor, at:

Attn: General Counsel

1290 Broadway, Suite 1100,

Denver, Colorado, 80203

Fax: 303 623-7850

if to AARP Financial, at:

Two Highwood Drive, 2nd Floor,

Tewksbury Massachusetts 01876

Attn: Richard Hisey

Fax: 978 863-9811

or such other telecopier (fax) number or address as may be furnished by one party to the other.

16.                                 Governing Law.  This Agreement shall be governed by and construed in accordance with applicable federal laws and the internal laws of the State of Delaware.

17.                                 Execution of Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

AARP FINANCIAL INCORPORATED

By:	/s/ Richard M. Hisey

Title:	President

ALPS DISTRIBUTORS, INC.

By:	/s/ Thomas C. Carter

Title:	President

SCHEDULE A

TO THE SERVICES AGREEMENT

(Effective as of December 23, 2005 and Amended and Restated as of November 20, 2008)

Name of Funds	Fee

AARP Conservative Fund AARP Moderate Fund AARP Aggressive Fund AARP Money Market Fund	The fee will be at an annual rate of 0.15% of the average daily net assets of the Funds listed in this schedule and calculated as described in Section 3 of this Agreement, minus the following:
AARP Income Fund	•	0.005% annually of average daily net assets of the Funds for the first $2.5 billion;
	•	0.0025% annually of average daily net assets of the Funds in excess of $2.5 billion to $5 billion; and
	•	0.001% annually of average daily net assets of the Funds in excess of $5 billion.